Exhibit 99.1

FOR IMMEDIATE RELEASE June 22, 2001	Media Contacts: Tricia Whitehead Spinhouse Public Relations (615) 599-7746 spinhouse@home.com

Analysts and Investors: John Buckley Brainerd Communicators (212) 986-6667 buckley@braincomm.com

SALEM COMMUNICATIONS PRICES OFFERING OF $150 MILLION
OF SENIOR SUBORDINATED NOTES

      CAMARILLO, Calif. — Salem Communications Corporation (NASDAQ: SALM) today announced the pricing terms for the offer of $150 million of senior subordinated notes (the “Notes”) by its wholly owned subsidiary, Salem Communications Holding Corporation (“Salem Holding”). The Notes will bear interest at a rate of 9% and will be redeemable, in whole or in part, on or after July 1, 2006. In addition, Salem Holding may, at its option, redeem up to 35% of the aggregate amount of the Notes until July 1, 2004 with proceeds from one or more specified public equity offerings.

      Salem Holding intends to use the proceeds from the sale of the notes to repay bank credit facility borrowings. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act registration requirements.

      Salem Communications Corporation is headquartered in Camarillo, California. Upon the close of all announced transactions, the company will own and/or operate 80 radio stations, including 55 stations in the top 25 markets. In addition to its radio properties, Salem owns Salem Radio Network, which syndicates talk programming, news and music to more than 1,600 affiliated radio stations throughout the United States; OnePlace.com, the online division of Salem Communications; and CCM Communications, publisher of contemporary Christian music trade and consumer publications.

      This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes. This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.

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